Filed Pursuant to Rule 433

Registration No. 333-229015

MEMBERS® Horizon | Custom Investment Options Options for every investor. With MEMBERS® Horizon Annuities, you can expand your approach to capture growth but also limit downside risk. The variable portfolio side of Horizon gives you the freedom to diversify your money among a wide variety of funds from different asset classes. Your decision to choose among funds will depend on how much growth you seek, how much risk you’re willing to accept and whether those preferences suggest you should steer toward active or passive funds. Horizon offers you fund choices based on your risk tolerance — whether you’re a conservative, moderate or aggressive investor — as well as your investment style. >> Active funds attempt to beat the market over time through security selection and market evaluation. These variable subaccounts employ sophisticated analytical techniques and may carry higher investment management fees as a result. >> Passive funds are lower cost subaccounts and often seek simply to match the performance of a market index. Other passive funds use strategic techniques to improve performance relative to index benchmarks. As a way to balance costs and growth potential, many investors choose a blend of active and passive style funds for the variable side of their portfolio, or they may look to keep costs as low as possible by using only passive funds. Please review the fund prospectus for details on investment objectives. Professional money management Horizon’s variable subaccount investments are managed by professionals who have been carefully chosen as specialists in specific asset classes and investment styles. All investment firms are highly recognized within the industry and adhere to a consistent and disciplined investment process. MEMBERS® Horizon Annuities are issued by MEMBERS LIFE INSURANCE COMPANY, a stock life insurance company Not a deposit • Not guaranteed by any bank or credit union • May lose value Not FDIC/NCUA insured • Not insured by any federal government agency MHA-2311658.7-0321-0423

Risk Control

Investment Option	Index
Secure Account – Modest declared rate cap and 0% floor	S&P 500
Growth Account – Higher declared rate cap and -10% floor	S&P 500
Secure Account – Modest declared rate cap and 0% floor	MSCI EAFE
Growth Account – Higher declared rate cap and -10% floor	MSCI EAFE

Money Market

Category	Investment Option	Investment Manager
Money Market	Vanguard VIF Money Market *Only available with Horizon I*	The Vanguard Group, Inc.
Money Market	Goldman Sachs VIT Government Money Market (Institutional) *Only available with Horizon II*	Goldman Sachs Asset Management, LP

Allocation

Category	Investment Option	Investment Manager
Aggressive Allocation	TOPS® Aggressive Growth ETF Portfolio (Class 1)	ValMark Advisers, Inc.
Aggressive Allocation	TOPS® Growth ETF Portfolio (Class 1)	ValMark Advisers, Inc.
Conservative Allocation	TOPS® Balanced ETF Portfolio (Class 1)	ValMark Advisers, Inc.
Conservative Allocation	TOPS® Conservative ETF Portfolio (Class 1)	ValMark Advisers, Inc.
Moderate Allocation	American Funds IS® Asset Allocation Fund (Series I)	Capital Research and Management Company
Moderate Allocation	TOPS® Moderate Growth ETF Portfolio (Class 1)	ValMark Advisers, Inc.
Tactical Allocation	PIMCO VIT All Asset (Institutional Class)	PIMCO
World Allocation	BlackRock Global Allocation V.I. I	BlackRock Advisors, LLC

Bond

Category	Investment Option	Investment Manager
Emerging Markets Bond	Columbia VP Emerging Markets Bond 1	Columbia Management Investment Advisers, LLC
Inflation-Protected Bond	PIMCO VIT Real Return (Institutional Class)	PIMCO
High Yield Bond	American Funds IS® American High-Income Trust	Capital Research and Management Company
High Yield Bond	Putnam VT High Yield Fund (IA)	Putnam Investment Management, LLC
High Yield Bond	Vanguard VIF High Yield Bond	The Vanguard Group, Inc.
Intermediate-Term Bond	American Funds IS® The Bond Fund of America	Capital Research and Management Company
Intermediate-Term Bond	MFS® Total Return Bond Series (Initial Class)	MFS Investment Management
Intermediate-Term Bond	Goldman Sachs VIT Core Fixed Income Fund (Institutional)	Goldman Sachs Asset Management, LP
Intermediate-Term Bond	Vanguard VIF Total Bond Market Index	The Vanguard Group, Inc.
World Bond	Templeton Global Bond VIP (Class 1)	Franklin Advisers, Inc.

International Stocks

Category	Investment Option	Investment Manager
Diversified Emerging Markets	Lazard Retirement Emerging Markets Equity Fund (Investor)	Lazard Asset Management LLC
Foreign Large Blend	American Funds IS® International Fund (Series I)	Capital Research and Management Company
Foreign Large Growth	Invesco Oppenheimer V.I. International Growth Fund	Invesco Advisers, Inc.
Foreign Large Growth	Vanguard VIF International	The Vanguard Group, Inc.
Foreign Large Value	DFA VA International Value	Dimensional Fund Advisors LP
Foreign Large Value	Templeton Foreign VIP (Class 1)	Franklin Advisers, Inc.
Foreign Small/Mid Blend	DFA VA International Small	Dimensional Fund Advisors LP
Infrastructure	Morgan Stanley Variable Insurance Fund, Inc. Global Infrastructure Portfolio (Share Class I)	Morgan Stanley Investment Management Inc.

U.S. Stocks

Category	Investment Option	Investment Manager
Mid-Cap Blend	Vanguard VIF Mid-Cap Index	The Vanguard Group, Inc.
Large Blend	Vanguard VIF Equity Index	The Vanguard Group, Inc.
Large Blend	Vanguard VIF Total Stock Market Index	The Vanguard Group, Inc.
Large Growth	American Funds IS® Growth Fund (Series I)	Capital Research and Management Company
Large Growth	Morgan Stanley Variable Insurance Fund, Inc. Growth Portfolio (Share Class I)	Morgan Stanley Investment Management Inc.
Large Growth	T. Rowe Price Blue Chip Growth Portfolio	T. Rowe Price Associates
Large Value	DFA VA US Large Value	Dimensional Fund Advisors LP
Large Value	MFS® Value Series (Initial Class)	MFS Investment Management
Large Value	Vanguard VIF Capital Growth	The Vanguard Group, Inc.
Large Value	Vanguard VIF Diversified Value	The Vanguard Group, Inc.
Small Blend	Invesco V.I. Small Cap Equity Fund (Series I)	Invesco Advisers, Inc.
Small Blend	MFS® Blended Research® Small Cap Equity Portfolio (Initial Class)	MFS Investment Management
Small Value	DFA VA US Targeted Value	Dimensional Fund Advisors LP

Specialty

Category	Investment Option	Investment Manager
Commodities Broad Basket	PIMCO VIT Commodity-RealReturn® Strategy Portfolio	PIMCO
Global Real Estate	Invesco V.I. Global Real Estate Fund (Series I)	Invesco Asset Management Limited
Real Estate	Vanguard VIP Real Estate Index Portfolio	The Vanguard Group, Inc.
Utilities	MFS® Utilities Series (Initial Class)	MFS Investment Management

MEMBERS® Horizon | Custom Investment Options Important Disclosures Annuities are long-term insurance products designed for retirement purposes. Many variable annuities offer four main features: (1) a selection of investment options, (2) tax-deferred earnings accumulation, (3) guaranteed lifetime payout options, and (4) death benefit options. Before investing, you should consider the annuity’s investment objectives, risks, charges and expenses. The prospectus contains this and other information. Please read it carefully. To obtain a prospectus, contact your advisor, log on to cmannuities.com or call 888.888.3940. This material is informational only and is not investment advice. If you need advice regarding your financial goals and investment needs, contact a financial advisor. All guarantees are backed by the claims-paying ability of the issuer and do not extend to the performance of the underlying accounts which can fluctuate with changes in market conditions. Annuity contract values, death benefits and other values fluctuate based on the performance of the investment options and may be worth more or less than your total purchase payment when surrendered. Withdrawals may be subject to surrender charges and may also be subject to a market value adjustment (MVA). The MVA can have a positive or negative impact on contract values, depending on how interest rates have changed since the contract was issued. The range of fees and charges includes contract fees of 1.50% to 1.75%, surrender charges of 0% to 9% and management fees that vary by variable subaccount investment option. Withdrawals of taxable amounts are subject to ordinary income tax, and if taken before age 59 ½ may be subject to a 10% federal tax penalty. If you are considering purchasing an annuity as an IRA or other tax-qualified plan, you should consider benefits other than tax deferral since those plans already provide tax-deferred status. The company does not provide tax or legal advice. Contact a licensed professional. Hypothetical examples do not represent any specific annuity contract and may not be used to project or predict investment results. You may not invest directly in an index. Rate caps vary by index and by risk control account and can be adjusted annually on risk control account anniversary, subject to a minimum rate cap of 1% and a bailout provision. A bailout rate is set for each risk control account. If the rate cap for a given year is declared below that rate, you may transfer your value from that risk control account to the variable subaccounts. You’ll have 30 days after your risk control account anniversary to make this transfer. An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the fund. There is no guarantee that the S&P 500 Index or MSCI EAFE Index will be available during the entire time you own your contract. We reserve the right to add, delete or substitute an index. If we substitute an index, the performance of the new index may differ from the original index. This, in turn, may affect the performance of your risk control accounts. We will not substitute an index until approved by the insurance department in your state. We reserve the right to add or substitute a risk control account. We will notify you of any change in a risk control account or Index in advance. Notification will be in your annual report unless timing of any such change would cause us to send notification prior to your risk control account anniversary. The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”) and has been licensed for use by CMFG Life Insurance Company (CMFG Life), the parent company of MEMBERS Life Insurance Company (MEMBERS Life). Standard & Poor’s,® S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”), and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CMFG Life. This product is not sponsored, endorsed, sold or promoted by SPDJI, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in this product nor do they have any liability for any errors, omissions or interruptions of the S&P 500 Index. The S&P 500 Index does not include dividends paid by the underlying companies. This product is not sponsored, endorsed, issued, sold or promoted by MSCI, and MSCI bears no liability with respect to this product or any index on which it is based. The prospectus contains a more detailed description of the limited relationship MSCI has with CMFG Life Insurance Company and any related products. CUNA Mutual Group is the marketing name for CUNA Mutual Holding Company, a mutual insurance holding company, its subsidiaries and affiliates. Annuities are issued by CMFG Life and MEMBERS Life and distributed by their affiliate, CUNA Brokerage Services, Inc., member FINRA/SIPC, a registered broker/dealer and investment advisor, 2000 Heritage Way, Waverly, IA 50677. CMFG Life and MEMBERS Life are stock insurance companies. MEMBERS® is a registered trademark of CMFG Life. Investment and insurance products are not federally insured, may involve investment risk, may lose value, and are not obligations of or guaranteed by any depository or lending institution. All contracts and forms may vary by state and may not be available in all states or through all broker/dealers. Base policy forms 2015-VA-C, 2018-VA, 2018-VA-F, 2015-VA-C(ID), 2018-VA(ID) and 2018-VA-F(ID). MHA-2311658.7-0321-0423 © CUNA Mutual Group